Compliance Manual- June 2015

Appendix A – Code of Ethics Effective 06/09/15

1.	Hays Advisory, Cypress Capital and HCM’s Professional Responsibilities

Hays Advisory, Cypress Capital and HCM are dedicated to providing effective and proper professional investment advisory services to a wide variety of institutional and individual advisory clients. Our reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and our dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate high standards of moral and ethical conduct for continued employment with the Firms.

As fiduciaries, the Firms owe clients more than honesty and good faith alone. Rather, the Firms have an affirmative duty of utmost good faith to act solely in the best interests of the client and to make full and fair disclosure of all material facts, particularly where the adviser’s interests may conflict with the client’s. In connection with this commitment, an investment adviser must at all times act in its client’s best interests. The SEC has indicated that the following specific obligations are expected from a fiduciary:

●	a duty to have a reasonable, independent basis for its investment advice

●	a duty to obtain best execution for clients’ securities where the adviser is in a position to direct brokerage transaction

●	a duty to ensure that its investment advice is suitable to the client’s objectives, needs, and circumstances

●	a duty to refrain from effecting personal securities transactions inconsistent with client interests

Under Rule 204A-1, advisers are required to adopt a written Code of Ethics (“Code”) reasonably designed to prevent and detect conflicts of interest that arise from personal trading by its employees. In addition to establishing a Code of Ethics, advisers are also required to maintain and enforce the Code of Ethics.

This Code is intended to lessen the chance of any misunderstanding between the Firms and our employees regarding trading activities and insider trading infractions. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, and after consultation with the owners of the Firms, if necessary, grant exceptions to the provisions contained in this Code only when it is clear that the interests of the Firms’ clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The owners of the Firms will satisfy themselves as to the adherence to this policy through periodic reports by the CCO.

To enforce the policies and procedures contained in the Code, the CCO will provide periodic training for employees on requirements imposed by the Code. The CCO will also maintain all records pertaining to the Code of Ethics and revisions to the Code. The records will also include documentation of training which will be evidenced by giving each new employee a copy of the Code and requiring they acknowledge receipt and to require each employee to annually read and attest that he/she has read and will adhere to the Code. These records should be current at all times and available for review by regulatory authorities.

Rule 204A-1(a)(4) states that employees have an obligation to report any violations of the Code promptly to the CCO as well as to such other person as indicated in this Code. The Firms encourage self-reporting,

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but also allow anonymous reporting of violations, and further seek to protect employees who may report a violation by prohibiting retaliation of any kind. Retaliation constitutes a further violation of this Code.

2.	Failure to Comply with the Provisions of this Code – Sanctions

Compliance with the provisions of this Code shall be considered a basic condition of employment with the Firms. Because of this, it is important that employees understand the reasons for compliance with this Code. The Firms’ reputations for fair and honest dealing with clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of improper or even the perception of improper personal securities transaction(s). Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with the Firms.

The CCO is responsible for promptly reporting any violation of this Code to the Firms’s owners. CCO is also empowered and responsible for enforcing the sanctions listed below as assessed on an annual basis.

Sanctions will be:

1st violation – warning

2nd violation - $50 fine

3rd violation - $100 fine and meeting with Ethics Committee

In addition, the CCO will make recommendations to the Ethics Committee regarding further sanctions in the event that an employee accrues multiple violations from year to year.

3.	Applicability of Code’s Restrictions and Procedures

Because providing investment advice is the Firms’ primary business, all directors, officers, and partners are considered access persons as defined below. Any change in designation must be documented and filed in the employee’s personnel file.

4.	Definitions

“Supervised Person”. This term includes directors, officers, partners and employees of the Firms, as well as any other person occupying a similar status or performing similar functions. The Firms may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”). For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”. An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Firm’s directors, officers, and partners are presumed to be access persons.

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“Associated Person”. For purposes of this Code, generally all Supervised and Access Persons are subject to the provisions of the Code, and are collectively referred to as ‘associated persons’.

“Employee”. This term may be used to refer to any supervised person, including excepted persons.

“Excepted Person”. Excepted Persons are supervised persons who do not have access to nonpublic information regarding clients’ purchases or sale of securities, are not involved in making securities recommendations to clients, or do not have access to such recommendations that are nonpublic. Examples of excepted persons may include temporary and/or part-time employees.

The CCO makes the final determination as to which employees are considered excepted persons.

“Advisory Client”. Any person to whom or entity to which the Company serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Reportable Securities”. Such securities include stocks, bonds, exchange traded funds (ETFs), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Covered Account”. This term refers to all accounts owned or controlled by an associated person, those accounts owned or controlled by members of the associated person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the associated person has any beneficial interest, such as a trust.

“Non-Reportable Securities”. Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

5.	Limitations on Personal Trading

In view of the potential conflict of interest, associated persons are not permitted to purchase initial public offerings of securities (“IPOs”) of any nature, unless prior approval has been obtained from the CCO.

No associated person shall purchase or sell any security which is the subject of a private offering, unless prior approval has been obtained from the CCO.

Associated Persons are encouraged to have Hays Advisory or Cypress Capital manage their covered accounts. In the event that an associated person has one or more accounts not managed by Hays Advisory or Cypress Capital, such accounts should be held at a qualified custodian that provides a data feed to the program utilized the Firms for Code of Ethics management (currently Financial Tracking).

Associated persons are discouraged from selling short any security which is held in client portfolios.

While brokerage margin accounts are discouraged, an associated person may open or maintain a margin account with a brokerage firm with whom the associated person has maintained a brokerage account for a minimum of six months. This provision may be waived by the CCO upon written request by the associated person.

Purchases and sales of $200,000 or greater of a single bond issue by supervised persons in their accounts shall not be executed prior to the completion of all client orders pending in the same bond.

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6.	Holdings reports on becoming an employee

All associated persons of the Firms must provide the CCO or Compliance Associate with an Initial Securities Holdings Report no later than 10 days after becoming an employee and it must be current as of a date no more than 45 days prior to the date the report was submitted. This report must include the following information:

●	A list including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount (if fixed income securities) of each covered security in which the associated person had any direct or indirect beneficial interest or ownership as of the date the employee of Hays Advisory;

●	The name of any broker, dealer or bank with which the associated person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the associated person;

●	The date the report is submitted to the CCO or Compliance Associate by the associated person.

●	Attaching a copy of a custodial account statement(s) to the report is required (accounts with current automated data feeds into Financial Tracking will be considered as having met this requirement).

Rule 204A-1(b)(1)(ii) requires associated persons to submit an Annual Personal Securities Holdings Report to the CCO or Compliance Associate listing all covered securities held by that person on a date specified by the adviser. The information on the report must be current as of a date no more than 45 days prior to the date the report was submitted. It is the policy of both Firms that Annual Personal Securities Holdings Reports list all securities held by that person as of December 31st of each year. The report must be submitted not later than January 30th following year end. Attaching a copy of a custodial account statement(s) to the report is required (accounts with current automated data feeds into Financial Tracking will be considered as having met this requirement). The Annual Personal Securities Holding Report must contain the following information:

●	The title, number of shares and principal amount (if fixed income securities) of each covered security in which the associated person had any direct or indirect beneficial ownership interest or ownership;

●	The name of any broker, dealer or bank with whom the employee maintains an account in which any covered securities are held for the direct or indirect benefit of the associated person; and

●	The date the annual report is submitted by the associated person to the CCO or Compliance Associate.

Following submission of the Annual Personal Securities Holding Report, the CCO or Compliance Associate will review each report for any evidence of improper trading activities or conflicts of interest by the associated person. After careful review of each report, the CCO or Compliance Associate will sign and date the report attesting that he/she conducted such review.

Associated persons are required to notify the CCO promptly if they open any personal securities brokerage account(s) in which they have direct or indirect beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts of an associated person’s spouse, minor children, or other family members residing in that employee’s household.

7.	Quarterly Transactions Reports – Rule 204A-1(b)(2) of the Advisers Act

Every associated person must submit a Personal Securities Trading Report to the CCO not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the associated person’s covered accounts. The quarterly Personal Securities Trading Report must contain the following information:

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●	The date of each transaction, the name of the covered security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of the security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price at which the covered security was effected;

●	The name of the broker, dealer or bank through whom the transaction was effected;

●	The date the report is submitted to the CCO. (Note: These must be received by the CCO within 30 days following the end of the calendar quarter in which the transaction(s) take place.)

Although Rule 204A-1 does not require negative reports, it is the policy of the Firms that Personal Securities Trading Reports be submitted quarterly by all associated persons whether or not securities transactions have occurred in their accounts during the period. Those associated persons having no securities transactions to report must indicate this fact on his/her quarterly report. The report must then be dated, signed and submitted to the CCO or Compliance Associate for review.

Following submission of the Personal Securities Trading Reports, the CCO or Compliance Associate will review each report for any evidence of improper trading activities or conflicts of interest by the associated person. No supervised person will be responsible for reviewing his/her own report. Jeff Hays will review the CCO’s report. After careful review of each report, the CCO or Jeff Hays will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

8.	Insider Trading

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an associated person of the Firms believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO, or an owner of the Firms, accordingly. Acting on such information may subject the employee to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

a.	Background – Section 206-4

The anti-fraud provision of Section 206 of the Investment Advisers Act of 1940 is expressed generally in terms of prohibiting an investment adviser from defrauding his clients or prospective clients. However, the anti-fraud provisions of section 17(a) of the Securities Act of 1933, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5, are expressed in all-embracing terms of defrauding any person, directly or indirectly, in the offer or sale of any security or in connection with the purchase or sale of any security.

Like many active market participants, investment advisers may have access to material information that has not been publicly disseminated. The investment adviser may then use such information improperly to effect transactions in securities to the detriment of others in the investing public who may not be his clients or prospective clients. This may be a situation where the investment adviser’s clients are benefiting from the information to the detriment of the investing public.

An investment adviser may be an officer or director of a corporation, an investment company, bank, etc. who, in the ordinary course of business, may receive “inside,” non-public, or confidential information pertaining to securities or their issuers. Non-public information may be obtained through associations with insiders of such entities. In these cases, where non-public information is obtained or received, there is a duty and obligation under the law generally not to trade on such information, until this information

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becomes public. In other words, such information must be disclosed publicly before trades in those securities can be made.

b.	Section 204A

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act (“Insider Trading Act” or “ITA”) in response to the misuse of material non-public information during the Ivan Boesky, Michael Milken, et al. insider trading scandals. Section 204A of the Advisers Act was enacted in response to the ITA to combat the misuse of material non-public information by advisers, their employees, affiliates, or clients through insider trading or otherwise.

Section 204A requires that an adviser establish, maintain, and enforce written policies and procedures reasonably designed to preserve the confidentiality of information; to prevent possible insider trading and the misuse of material, non-public information by the adviser or any person associated with the adviser; and, to punish employees who obtain and trade on such information or disseminate the information to third parties (“tippees”). At the same time, Congress significantly increased the penalties controlling persons are subject to for insider trading by their employees and other persons under their control.

In addition to establishing Section 204A procedures, the section requires that the adviser “enforce” the procedures by conducting periodic training for employees on how they might recognize “insider information” or “non-public information” and the steps to be taken if they obtain such information.

In light of the increased focus on insider trading and increased penalties, it is important for an adviser to implement the necessary policies and procedures in order to protect itself against the significant monetary penalties and damage in reputation that may result from an insider trading violation. The SEC has made a review of the required policies and procedures a focal point in its inspections of advisers.

c.	Responsibilities of Hays Advisory, Cypress Capital and HCM and Their Employees Regarding Insider Trading

In meeting the requirements of Section 204A, the CCO has established such policies and procedures regarding insider trading as are appropriate to the type of products and services offered through the Firms as part of the Code. The CCO, or his/her designee, is responsible for overseeing compliance with insider trading guidelines and providing a resource for giving guidance and answering employee questions. The insider trading policy applies to all employees of the Firms.

In meeting the requirement to enforce the provisions of Section 204A, every employee of the Firms will annually attest his/her understanding of his/her duties and responsibilities outlined in the Code including a section regarding the use and/or dissemination of insider information. The CCO will maintain records of each employee’s signed disclosure statement. The attestation of each employee will contain wording to the effect that the employee has read and understands the Firms’ insider trading policies.

d.	What Is Insider Information?

By way of example, violations of the insider trading rule that have been cited by the SEC include persons who traded on non-public information / insider trading information such as:

●	a company that had made a rich ore find;

●	a company that had cut its dividend;

●	a company that had sustained its first and unexpected loss;

●	a company whose earnings projections showed a substantial increase;

●	a company whose earnings projections showed a substantial decrease; and,

●	a tender offer was to be made for a company’s securities above the market price.

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Legal sanctions may be imposed on any of the following parties for trading on non-public information:

●	persons inside a company who traded his/her company’s stock on non-public information;

●	persons outside the company who traded the stock on non-public information;

●	persons inside the company who told persons outside the company who traded the stock; and

●	persons outside the company who told other persons outside the company who traded the stock.

If an employee of the Firms receives information he/she believes is material non-public information, he/she must convey such information to the CCO. The CCO will then make a judgment as to the handling of such information in order to prevent possible charges of 204A insider trading violations. Failure of the employee to disclose such information to the CCO in a timely manner may result in termination of the employee.

e.	Actions Not Deemed to be Insider Trading Policies

Although the Firms’ insider trading policy applies to all employees, two divergent sets of circumstances exist under which an employee of the Firms may receive material, non-public information, as well as correspondingly different duties regarding a portfolio manager’s obligation to achieve public disclosure of the information.

First, an employee may receive the information through a special or confidential relationship with an issuer. In that event he may use it only for that purpose (assuming it is lawful) and obviously need not encourage disclosure. Examples include, receiving information as a representative of the underwriter of the issuer (where the issuer is obligated to disclose it to the underwriter), or receiving it as a financial consultant or lender to the issuer. Such relationships very likely may make the analyst and his firm constructive or temporary insiders of the issuer. Second, an employee may receive information from an issuer, although no special or confidential relationship exists between them. In the absence of such a relationship with the issuer, the portfolio manager/analyst should usually make an effort to achieve public disclosure. For example, if an employee inadvertently hears an officer tell an outsider by telephone of a significant corporate event, such as a large unannounced quarterly loss, he/she should encourage the officer to make a public announcement.

f.	Section 204A Policies and Procedures on Insider Trading

The following procedures have been established to assist the Firms’ employees in avoiding violations of the insider trading provisions of Section 204A of the Advisers Act. Every employee of the Firms must follow these procedures or risk being subject to the sanctions described above. If an employee has any questions about these procedures, he/she should bring such questions promptly to the CCO.

(1)	Identification of Insider Information

Every employee must be able to determine if information is material and/or non-public. This determination may be made by asking the following two questions:

●	Is the information material? Would an investor consider this information important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

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If, after considering the above, an employee believes that the information may be material and/or non-public, he/she should:

●	Report the matter promptly to the CCO, disclosing all information which the employee believes may be relevant on the issue of whether the information is material and non-public.

●	Refrain from purchasing or selling any security about which such information has been received. This prohibition applies to the employee’s personal securities account(s), any account(s) in which he/she may have a beneficial interest, and any client account(s) managed by Hays Advisory or Cypress Capital.

●	Not communicate the information to anyone outside the firm or within the firm, other than the Firms’ CCO.

After reviewing the information, the CCO will determine whether such information is material and non-public and will advise the employee accordingly of the appropriate course of action.

(2)	Supervisory Procedures for Dealing with Material Nonpublic Information

The CCO is essential for the implementation and enforcement of the Firms’ procedures against insider trading. The supervisory procedures set forth below are designed to prevent insider trading by the Firms’ employees and to detect such trading if it occurs and to provide appropriate sanctions for violations of these procedures.

Steps to Prevent Insider Trading

●	Every new employee of the Firms will be provided with a copy of these procedures regarding insider trading, receipt of which will be acknowledged.

●	The CCO will enforce the applicable Personal Securities Trading Restrictions and reporting requirements provided in the Code of Ethics.

●	The CCO will, on a regular basis, conduct training to familiarize employees with the Firms’ insider trading procedures.

●	The CCO will be available to assist employees on questions involving insider trading or any other matters covered in the Firms’ Compliance Manual.

●	The CCO will resolve issues of whether information received by an employee of the Firms is material and non-public.

●	The CCO will review on a regular basis and update as necessary the Firms’ Compliance Manual and related procedures.

●	If it has been determined that an employee of the Firms has received material non-public information, the CCO will implement measures to prevent dissemination of such information and immediately advise all employees that any transactions involving such security are strictly prohibited until further notice.

Steps to Detect Insider Trading

●	The CCO or Compliance Associate will review all personal securities transactions by employees to ensure that such activities are in compliance with the applicable Personal Securities Trading Restrictions provided in the Code of Ethics.

●	The CCO or Compliance Associate will review excess trading activities in any client accounts handled by portfolio managers or client service associates.

●	The CCO or Compliance Associate will review the trading activities, particularly excessive trading, in the Firms’ proprietary accounts.

●	The CCO or Compliance Associate will utilize a program made available through Financial Tracking, LLC, called Insider Trading Detection, along with MarketACE Database, to assist with the above described steps.

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The CCO will conduct such investigation, as necessary, when the CCO has reason to believe that any employee of the Firms has received and acted (traded) on inside information or has disseminated such information to other persons.

9.	Dealing with Clients

No employee may directly or indirectly purchase from or sell to a client of the Firms any security, unless the transaction is pre-approved in writing by the CCO. Employees of the Firms are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, employees are prohibited from borrowing money or securities from any client of the Firms and from lending money to any client of the Firms, unless the client is a member of the supervised person’s immediate family and the transaction has been approved in writing by the CCO.

10.	Orders Contrary to the Selection Guidelines Buy/Sell Categories

If there is a client order pending execution that is contrary to the investment staff’s Buy/Sell category, a similar transaction may not be entered/executed by an employee until the client’s order has been filled.

11.	Protecting Clients’ Privacy

The Firms and their employees have an obligation to keep all information about clients (including former clients) and Fund investors in strict confidence, including a client/investor’s identity (unless the client consents in writing), a client/investor’s financial circumstances, a client/investor’s securities holdings, and advice furnished to a client by the firm. Please refer to the Firms’ Privacy Policy Notice and Compliance Manual for specific procedures.

12.	Other Restricted Activities Applicable to All Supervised Persons of Hays Advisory

Outside Business Interests

An employee who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with the Firms’ CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the employee’s prospective employer without the employee’s permission. Associated persons are prohibited from serving on the board of directors of a company that is a portfolio holding.

The Firms do not wish to limit any employee’s professional or financial opportunities, but need to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, the Firms must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an employee.

Personal Gifts

Acceptance of personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to an employee of the Firms are discouraged. Receipt of gratuitous trips and other favors whose value may exceed $100 should be promptly brought to the attention of the CCO or Compliance Associate.

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Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by employees of the Firms for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing the Firms or bearing either of the Firms’ names or logos should be retained on the Firms’ network servers for access by the CCO and in accordance with document retention requirements.

Communications with Clients through Radio, Television and Other Media

Employees of the Firms may, from time to time, participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through the Firms. The CCO is charged with the responsibility for educating employees and the investment staff regarding the content and manner of presentation for all lectures, seminars, and media appearances by employees where the purpose of such communications is to provide investment advice or explain the services offered through the Firms. An outline of any speech or lecture to members of the public which discusses investments in general or specific securities currently recommended by the Firms will be made available to the CCO by saving a copy within the Firms’ network server files. Copies of the presentation will be retained for the period required under Rule 204-2(e).

Employees making appearances on radio or television programs as representatives of the Firms are prohibited from recommending any specific security, unless such security is currently on the Firm’s list of approved investments. In situations where an employee is asked his/her opinion on the investment merits of a security not on the Firms’ recommended list, the employee should make it clear to the audience that any opinion given is his/her own and not necessarily that of the Firm’s.

13.	Review by the Funds’ Board of Directors

HCM’s CCO must prepare an annual report on this Code of Ethics for review by the Board of Directors of the Funds in accordance with Rule 17j-1 of the Investment Company Act of 1940. In accordance with Rule 17j-1, the report must contain the following

1.	A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code’s provisions and procedures, and any recommended changes to the Code; and

2.	A certification that HCM has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.